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                                    [LETTERHEAD]


April 16, 1999




General Motors Corporation
100 Renaissance Center
Detroit, Michigan 48243-7301

     Re:  General Motors Corporation Registration Statement
          On Form S-4 Relating to the Hughes/U.S. Satellite
          Broadcasting Transaction

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by General Motors Corporation, a Delaware corporation (the "Corporation") under the Securities Act of 1933, as amended, relating to the issuance of shares of the Corporation's Class H Common Stock, par value of $0.10 per share ("GM Class H Stock"), I am passing upon the validity of the shares of GM Class H Stock for you. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

As set forth in the Registration Statement, the issuance of shares of GM Class H Stock will occur in connection with the consummation of the merger (the "Merger") of United States Satellite Broadcasting Company, Inc., a Minnesota corporation ("U.S. Satellite Broadcasting"), into Hughes Electronics Corporation, a Delaware corporation which is wholly owned by the Corporation ("Hughes"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated December 11, 1998 among the Corporation, Hughes and U.S. Satellite Broadcasting.

In my capacity as attorney for the Corporation, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Corporation, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to

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April 16, 1998
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original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents or officers and representatives of the Corporation and upon the representations and warranties of the Corporation contained in the Merger Agreement.

Based on the foregoing, I am of the opinion that the shares of GM Class H Stock to be issued pursuant to the Merger Agreement have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable.

I express no opinion with respect to the laws of any jurisdiction other than the corporate laws of the State of Delaware and the federal laws of the United States. I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein the application of the securities or "Blue Sky" laws of the various states to the issuance of the GM Class H Stock.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to me in the proxy statement/prospectus which is a part of the Registration Statement.


Very truly yours,

/s/ Anne T. Larin

Anne T. Larin
Attorney